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                                                                 EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT


         Agreement made as of the 24th day of May, 1996 by and among The Cerplex Group, Inc., a Delaware corporation ("CPLX") and Cerplex Limited, an English company ("CPLX Ltd."), on the one hand, and Rank Xerox - The Document Company SA, a French societe anonyme ("RXSA"), and Rank Xerox Limited, an English company ("RXL"), on the other hand. CPLX and CPLX Ltd. are sometimes referred to collectively in this Agreement as the "Buyers", and RXSA and RXL are sometimes referred to collectively in this Agreement as the "Sellers".

         The Sellers together own all of the shares representing the capital stock of Cerplex SAS, a French societe par actions simplifiee, being the legal successor to Rank Xerox et Compagnie, a French societe en nom collectif (the "Company"), with a capital stock of Twenty-Nine Million French Francs (29,000,000FF) divided into 290,000 shares with a nominal value of 100FF each (collectively, the "Shares").

         The Buyers desire to purchase, and RXSA and RXL desire to sell, the Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.

         In consideration of the mutual promises made in this Agreement, and in consideration of the representations, warranties and covenants contained in this Agreement and in the Contract of Warranty entered into by the Buyers and the Sellers on today's date (the "Contract of Warranty"), the parties agree as follows:

         1.      Purchase and Sale of the Shares

                 1.01 Purchase of the Shares. Subject to and upon the terms and conditions of this Agreement and the Contract of Warranty, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Sellers shall sell to the Buyers, and the Buyers shall purchase from the Sellers, all of the Shares. At the Closing, the Sellers shall deliver to CPLX the share register of the Company together with executed share transfer forms representative of all the Shares owned by each such Seller. CPLX shall be responsible for allocating to CPLX Ltd. a portion of the Shares.

                 1.02 Purchase Price for the Shares. The purchase price to be paid by the Buyers for the Shares shall be Twenty-Nine Million French Francs (29,000,000FF) (the "Purchase Price"). The Purchase Price shall be payable at Closing by wire transfer of Twenty-Nine Million French Francs (29,000,000FF) in immediately available funds net of any charges and commissions from Wells Fargo Bank NA (the sending bank) to Societe Generale La Defense (the receiving bank). RXSA shall be responsible for allocating and paying to RXL its pro rata portion of the Purchase Price.

                 1.03 Registration Taxes and Associated Fees. The Buyers and the Sellers shall each pay one-half of any registration taxes and associated fees paid in connection with the purchase and sale of the Shares. Payment shall be effected through an adjustment at Closing in accordance with
Section 2.04.





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                 1.04     Closing.  The Closing shall take place at the offices
of RXL, Parkway, Marlow, Buckinghamshire at 10:00 a.m., British Summer Time, on May 22, 1996 or at such other place, time or date as may be mutually agreed upon in writing by the parties (the "Closing Date").

         2.      Covenants

                 2.01 Delivery of Balance Sheets. At the Closing, the Company shall deliver a provisional balance sheet of the Company (the "Provisional Balance Sheet") reflecting the Company's anticipated assets and liabilities as at May 24, 1996 (the "Balance Sheet Date"). The Buyers acknowledge that the Provisional Balance Sheet is subject to adjustments. As promptly as possible after the Closing but in any case not later than June 24, 1996, the Company shall deliver to CPLX the final balance sheet of the Company (the "Balance Sheet") as at the Balance Sheet Date, certified by the chief financial officer of the Company to the effect that:

                          (a)     the Balance Sheet indicates as of the Balance
Sheet Date the financial condition, retained earnings, assets and liabilities of the Company and has been prepared in accordance with French generally accepted accounting principles, consistently applied, and fairly presents the financial condition of the Company as of the date thereof; and

                          (b)     the amounts shown as accrued for current and
deferred income and other taxes, customs duties and charges are in the aggregate sufficient for the payment of all accrued and unpaid income and other taxes, charges, customs duties, interest, penalties, assessments or deficiencies applicable to the Company and its legal predecessors, whether disputed or not, for the period then ended and periods prior thereto.

                          The Balance Sheet shall show that as of the Balance
Sheet Date the Company had (a) equity capital of 29,000,000FF, (b) cash and current accounts receivable sufficient in the aggregate to satisfy all current and long-term liabilities and provisions (excluding the provision for diminution in value of fixed assets) shown in the Balance Sheet, (c) fixed assets (excluding goodwill and land and buildings) having a net book value, prior to any provision for diminution in value, of not less than 38,666,667FF on a US GAAP basis, and (d) a provision for diminution in value of fixed assets such that the net book value of all fixed assets (including goodwill and land and buildings) is 29,000,000FF.

                 2.02 Post Closing Adjustments. As promptly as possible following delivery of the Balance Sheet, the Buyers shall cause Price Waterhouse, independent public accountants for the Buyers (the "Buyers'
Auditors"), to conduct an audit of the Balance Sheet.   The Buyers' Auditors
shall have the right to review the work papers of the Company utilized in preparing the Balance Sheet, and shall have full access to the books, records, properties and personnel of the Company for purposes of verifying the accuracy and fairness of the presentation of the Balance Sheet. The Sellers shall work in good faith and cooperate with the Buyers and the Buyers' Auditors in the audit of the Balance Sheet and the resolution of any dispute in connection therewith. The values or





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amounts for all items reflected on the Balance Sheet shall be binding upon the
Buyers unless CPLX gives written notice within 60 days after receipt of the Balance Sheet of disagreement with any of the values or amounts shown on the Balance Sheet, specifying as to each such item in reasonable detail the nature and extent of such disagreement (the "Dispute Notice"). If the Buyers and the Sellers are unable to resolve any such disagreement within 30 days after the date of the Dispute Notice, the disagreement shall be submitted to arbitration in accordance with the provisions of Section 6 hereof. If as a result of the resolution of any disputes (by agreement of the parties or by arbitration) any amount shown in the Balance Sheet is determined to be erroneous, such erroneous amount shall be deleted from the Balance Sheet and the correct amount shall be inserted in lieu thereof. The Balance Sheet, as so corrected, shall constitute the Balance Sheet for purposes of this Agreement.

                 2.03 Payment of Adjustments. To the extent that the Balance Sheet, as adjusted if necessary pursuant to Section 2.02, shows any deficit in the net book value of the Company's fixed assets required to be shown in the Balance Sheet in accordance with Section 2.01, then within 30 days after demand therefor from the Buyers, RXSA shall promptly pay to CPLX, by wire transfer to CPLX's account, the full amount of such deficit, based upon the net book value of fixed assets (excluding goodwill and land and buildings) being 29,000,000FF.

                 2.04 Payment at Closing in Respect of Anticipated Adjustment. If the Provisional Balance Sheet delivered on the Closing Date indicates that there is likely to be a deficit in the net book value of the Company's assets resulting in a payment to CPLX in accordance with Section 2.03 above, then at the Closing the Sellers shall pay to the Buyers, in cash or by way of an adjustment to the Buyers' payment at the Closing, an amount equal to the deficit shown in the Provisional Balance Sheet. In the event of such a payment at Closing, or in the event of the payment by the Buyers or the Sellers of registration taxes and associated fees by way of an adjustment at Closing pursuant to Section 1.03 above, a final adjustment shall be made in the amount payable to the Buyers (if any) in accordance with Section 2.03 when the Balance Sheet has been delivered by the Company and agreed to by the Buyers in accordance with Section 2.01, and the Sellers or the Buyers, as the case may be, shall promptly pay to the other party the amount required to correct such overpayment or underpayment.

                 3.       Closing Deliveries.

                          3.01    Closing Deliveries by the Sellers.  At or
before the Closing, the Sellers shall deliver to CPLX each of the following items:

                                  (a)      the share register and share
transfer forms representing the Shares owned by each of the Sellers, duly executed by the appropriate Seller;

                                  (b)      a certificate executed by the
Company Secretary of RXL and a certificate executed by the Company Secretary (or equivalent officer) of RXSA, in each case certifying the adoption by such Seller of all corporate resolutions necessary to approve the execution and delivery of this Agreement and the Contract of





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Warranty and the other agreements contemplated by this Agreement, and the performance by such Seller of its obligations under this Agreement, the Contract of Warranty and such other agreements, and attaching copies of all such resolutions;

                                  (c)      a copy of the statuts of the
Company, as in effect on the Closing Date and as submitted for recordation;

                                  (d)      a copy of the Contract of Warranty
executed by each of the Sellers;

                                  (e)      a copy of a Supply and Services
Agreement among the Company, CPLX, RXSA and RXL (the "Supply and Services Agreement"), executed by RXSA, RXL and the Company;

                                  (f)      evidence that the Company has fully
funded, off of its balance sheet, all accrued end of service costs with respect to its employees in an amount not less than the audited actuarial valuation of such end of service costs as at December 31, 1995, and has made a similar contribution or accrual with respect to the first five months of 1996 and that it has invested such funds with a recognized financial institution;

                                  (g)      deeds evidencing that the Company is
the sole legal owner of (a) the fonds de commerce representing the business at the Lille site and (b) the land and buildings and appurtenances thereto at the Lille site, as described in Section 2.09 of the Disclosure Schedule to the Contract of Warranty (the "Real Property");

                                  (h)      all of the consents to the
transaction referred to in Section 2.04 of the Disclosure Schedule to the Contract of Warranty, none of which consents shall contain any uncustomary condition that is unduly burdensome to the Buyers or the Company;


                                  (i)      the payment, if any, made to the
Buyers in accordance with Section 2.04;

                                  (j)      the written resignation of the
Company's statutory auditors;

                                  (k)      the original corporate minute books
of the Company; and

                                  (l)      a cross-receipt executed by the
Sellers.

                          3.02    Closing Deliveries by the Buyers.  At or
before the Closing, the Buyers shall deliver to RXSA each of the following items:

                                  (a)      the Purchase Price, in accordance
with Section 1.02, evidenced by the receiving bank;





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                                  (b)      a certificate executed by the
Secretary of CPLX and a certificate executed by the Company Secretary of CPLX Ltd., in each case certifying the adoption by such Buyer of all corporate resolutions necessary to approve the execution and delivery of this Agreement and the Contract of Warranty and the other agreements contemplated by this Agreement and the performance by such Buyer of its obligations under this Agreement, the Contract of Warranty and such other agreements, and attaching copies of all such resolutions;

                                  (c)      a copy of the Contract of Warranty
executed by each of the Buyers;

                                  (d)      a copy of the Supply and Services
Agreement, executed by CPLX;

                                  (e)      a certificate from the Chief
Financial Officer of CPLX certifying that, as of the Closing Date, CPLX had not received notice from Wells Fargo Bank or any other bank that has extended credit to CPLX to the effect that such bank intends to terminate such bank's credit facilities extended to CPLX;


                                  (f)      a letter from Wells Fargo Bank, NA
(on its own behalf and as Administrative Agent for the other banks under the credit agreement between CPLX and such banks (the "Credit Agreement")), evidencing:

                                        (i)     its consent to the acquisition
by CPLX and CPLX Ltd. of all of the shares of the Company and the other transactions contemplated by this Agreement;

                                        (ii)    its consent to the payment by
CPLX of FFr 29,000,000 (as adjusted pursuant to Sections 2.02, 2.03 and 2.04 of this Agreement) for the Shares;

                                        (iii)   its agreement that the Company
shall not be required to execute a guaranty of the obligations of CPLX under the Credit Agreement or to grant to the Administrative Agent a security interest in any of its assets (provided that CPLX and CPLX Ltd. shall pledge the shares of the Company to the Bank pursuant to Section 6.10 of the Credit Agreement); and

                                        (iv)    its consent to the restrictions
on payments from the Company to the Buyers set forth in Section 4.02 of this Agreement; and

                                  (g)      a cross-receipt executed by the
Buyers.

         4.      Post-Closing Agreements

                 4.01 Confidential Information. Each of the Sellers agrees that from and after the Closing Date, it and each of its subsidiaries shall hold in confidence and shall use their best efforts to have all officers, directors and personnel who continue after the





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Closing to be employed by such Seller or any such subsidiary to hold in confidence all knowledge and information of a secret or confidential nature with respect to the business of the Company and not to disclose the same without the consent of CPLX, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by either Seller.

                 4.02 CPLX Financial Covenants. CPLX agrees that, (a) for a period of four years after the Balance Sheet Date, it will not take any action to reduce the equity capital of the Company below Twenty Million French Francs (20,000,000FF); (b) for a period of two years after the Balance Sheet Date, it will not permit the Company to pay any dividends to its shareholders or to make payments in the nature of corporate charges to CPLX and its Affiliates (as such term is defined in the United States Securities Act of 1933, as amended) except as provided in Section 4.03 below; (c) during the period beginning two years after the Balance Sheet Date and ending four years after the Balance Sheet Date, CPLX shall not permit the aggregate amount of dividends and payments in the nature of corporate charges paid by the Company to CPLX and its Affiliates to exceed the financing costs of CPLX's equity contribution to, and its additional investment in, the Company; (d) for a period of two years after the Balance Sheet Date, CPLX will not permit the Company to make or to guarantee any loan to CPLX or any of its Affiliates (including any future Affiliates); (e) during the period beginning two years after the Balance Sheet Date and ending four years after the Balance Sheet Date, CPLX shall ensure that the current ratio (current assets/current liabilities) of the Company is equal to or greater than 1; and (f) for a period of four years after the Balance Sheet Date, CPLX shall guarantee any loan by a third party to the Company, subject to the provisions of CPLX's own senior and subordinated debt; provided that, for the purposes of clauses (b) and (c) above, costs and expenses incurred by CPLX or its Affiliates specifically for the benefit of the Company may be reimbursed by the Company to CPLX or such Affiliate and such reimbursements shall not be deemed to be corporate charges. The foregoing covenants shall terminate in their entirety upon (i) any voluntary transfer of ownership by the Company of substantially all of its assets (in a transaction that complies with Section 5 below) to any party other than CPLX or one of its Affiliates or (ii) any voluntary transfer by the Buyers of the Shares (in a transaction that complies with Section 5 below) to any party other than an Affiliate of CPLX. For purposes of the foregoing sentence, the term "voluntary transfer" shall not include a transfer by a secured lender which has executed upon a pledge of the Shares or the Company's assets and transfers those Shares or assets to another party unless such lender has complied with the provisions of Section 5 below as if it were standing in the place of the Buyers.

         4.03 Royalty Fee; Dividends. During the two-year period after the Balance Sheet Date:

                         (a)      The Company may pay a quarterly royalty fee
to CPLX equal to 2% of the Company's gross revenues (excluding purchased materials). The royalty fee shall be paid at the end of each fiscal quarter (the first such payment to be made in October 1996 with respect to the period from the Closing through September 30, 1996) into a United States escrow account and held subject to the rights of the banks who are parties to the CPLX senior credit agreement (the "Lender Banks"). In the event of a default by CPLX under its senior credit agreement, the escrowed funds will be available





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to the Lender Banks to satisfy CPLX's obligations under such agreement.  At the end of the second Contract Year (as defined in the Supply and Services Agreement), the escrow balance will be released to CPLX, and CPLX will reinvest one-half of such amount into the Company by way of a long-term loan repayable after the end of the four-year term of the Supply and Services Agreement;

                         (b)      The Company may pay annual dividends to its
shareholders equal to up to 10% of the Buyers' equity contribution to, and their additional investment in, the Company, provided that such dividends shall be paid only if and to the extent that the after-tax profits of the Company exceed the budgeted after-tax profits for such Contract Year. Any capital gains from a sale of land and buildings shall not be included in the calculation of after-tax profits. The RXL contract manager will agree with the Buyers as to the dividends payable with respect to the Company's fiscal year to account for the difference between the Company's fiscal years and the Contract Years.

                 4.04 On-going Cooperation. Each of the Buyers agrees that in the event of a complaint, action, suit, proceeding, hearing or investigation involving the Sellers, or the activities of the Company prior to the Closing, the Buyers shall cause the Company to provide all information, documents and assistance that the Sellers may reasonably request. Without limiting the generality of the foregoing sentence, each of the Buyers agrees to cause the Company to grant access to the Real Property at all reasonable times to employees or agents of the Sellers or of any governmental authorities as may be required in order to take remedial actions with respect to environmental problems on or adjacent to the Real Property.

         5.      RXL Right of First Refusal.

                 5.01 Grant of Right of First Refusal. In the event that the Buyers (a) intend to transfer any shares in the Company ("Company Shares") to a party that is not an Affiliate of CPLX or (b) intend to permit the Company to sell, transfer or otherwise dispose (other than in the ordinary course of business) of any asset or assets of the Company at the Lille site that formed part of the assets of the Company on the Balance Sheet Date and that have an aggregate value of at least 2,500,000FF (prior to the provision for diminution in value) ("Assets") to a party that is not an Affiliate of CPLX, then RXL shall have a right of first refusal to purchase all (but not less than all) of the Company Shares or the Assets proposed to be transferred. In such case, CPLX shall first deliver written notice (the "Notice") to RXL, in the manner prescribed in Section 8 of this Agreement, to the effect that the Buyer(s) intend(s) to dispose of Company Shares or the Company intends to dispose of the Assets, as the case may be. The Notice must specify: (i) the name and address of the party to which the Company Shares or Assets are proposed to be transferred (the "Offeror"), (ii) the Company Shares or Assets proposed to be transferred, (iii) the total consideration to be given for the Company Shares or Assets and (iv) all other material terms and conditions of the proposed transaction.

                 5.02. RXL Option to Purchase. RXL shall have the first option to purchase all (but not less than all) of the Company Shares or Assets proposed to be





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transferred for the consideration and on the terms and conditions specified in the Notice. RXL must exercise such option, no later than 30 days after such Notice is deemed under Section 8 hereof to have been delivered to it, by written notice to CPLX. To the extent that the consideration proposed to be paid by the Offeror for the Company Shares or the Assets consists of property other than cash or a promissory note, the consideration required to be paid by RXL may consist of cash equal to the value of such property, as determined in good faith by agreement of CPLX and RXL. If RXL does not exercise its option to purchase all of the Company Shares on offer or the Assets within the 30-day period set forth above, then its option to purchase the Company Shares on offer or the Assets shall lapse with respect to such Company Shares or the Assets and such Company Shares or the Assets may be sold to the Offeror upon terms and conditions not less favorable to the Buyer(s) or the Company, as the case may be, than those set forth in the Notice. If the transfer of the Company Shares or the Assets to the Offeror is not consummated, then the right of first refusal of RXL with respect to such Company Shares or the Assets shall be reinstated.

                 5.03 Consummation of Sale Upon Exercise of Option. In the event that RXL duly exercises its option to purchase Company Shares or the Assets, the closing of such purchase shall take place not later than 30 days after the date of the exercise by RXL of its option.

                 5.04.    No Transfer of Rights.  The rights of RXL under this
Section 5 may not be transferred or assigned by RXL; provided, however, that if RXL exercises the option to purchase Company Shares or the Assets, the purchase may be effected through one or more Affiliates of RXL.

                 5.05 Application of Right of First Refusal. Any sale or other disposition by the Buyers of Company Shares or by the Company of Assets, other than in compliance with Section 5 of this Agreement, shall be void. Notwithstanding the foregoing, (a) the Buyers shall be free to pledge the Company Shares to a third-party lender as security for a loan, and (b) the Company shall be free to grant a security interest in, or otherwise pledge, its assets or any portion thereof to a third-party lender as security for a loan by such lender to the Company. In the event of such a pledge of the Company Shares or Company assets, the Buyers shall notify the lender that the Company Shares or assets are subject to the right of first refusal contained in this
Section 5 and to the covenants contained in Section 4.02 above. Any such lender to a Buyer or the Company may execute upon the Company Shares or the assets of the Company, as the case may be, in accordance with such security interest or pledge of assets, without the Buyer or the Company, as the case may be, having to comply with the right of first refusal provision set forth in this Section
5. This Section 5 shall not apply to any sale or transfer of Company Shares or of assets of the Company to an Affiliate of CPLX, provided that such Affiliate agrees to be bound by this right of first refusal in favor of RXL.

                 5.06 Best Efforts. In the event that Company Shares or Assets are seized by or on behalf of a creditor or creditors of the Buyers or the Company, the Buyers and/or the Company shall use best efforts to cause the party having possession of such Company Shares or Assets to offer such Company Shares or Assets for sale to RXL as though the right of first refusal set forth in this Section 5 continued to apply to such





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Company Shares or Assets; provided, however, that the Buyers or the Company, as the case may be, may purchase the Company Shares or Assets from the relevant creditor(s) without complying with this Section 5.06. In the event of such a purchase by the Buyers or the Company, the right of first refusal provisions in this Section 5 shall continue to apply to any further transfer of Company
Shares or Assets.

                 5.07 Termination. The provisions of this Section 5 shall lapse and be of no further force or effect after May 23, 2000.

         6.      Dispute Resolution.

                 6.01 General. In the event that any dispute should arise between the parties hereto with respect to any matter covered by this Agreement, the parties (with RXL acting in all cases on its own behalf and on behalf of RXSA, and CPLX acting in all cases on its own behalf and on behalf of CPLX Ltd.) shall resolve such dispute in accordance with the procedures set forth in this Section 6.

                 6.02 Consent of the Parties. In the event of any dispute between the parties with respect to any matter covered by this Agreement, CPLX and RXL shall first use their best efforts to resolve such dispute between themselves. If they are unable to resolve the dispute within 30 calendar days after the commencement of efforts to resolve the dispute, the dispute will be submitted to arbitration in accordance with Section 6.03 hereof.

                 6.03 Arbitration. All disputes arising in connection with this Agreement shall be finally settled by binding arbitration conducted in English under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with such Rules. Any arbitration conducted pursuant to this Section 6.03 will be conducted in London, England. The arbitrators may proceed to an award notwithstanding the failure of one party to participate in the proceedings.
The determination of the arbitrators as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. The prevailing party in any arbitration shall be entitled to an award of reasonable attorneys' fees incurred in connection with the arbitration. The non-prevailing party shall pay such fees, together with the fees of the arbitrators and the costs and expenses of the arbitration. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves, solely for purposes of the enforcement of any arbitration award, to the jurisdiction of the courts of England.

         7. Brokers. Each of the Sellers represents and warrants that, other than D.M.L. & Associes, no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Sellers agree to pay all fees, expenses and other compensation owed to D.M.L. & Associes, and agree to indemnify and hold harmless the Buyers against any claims or liabilities asserted against them by D.M.L. & Associes in relation to this Agreement or by any other person acting or claiming to act as a broker or finder on behalf of the Sellers and their Affiliates. Each of the Buyers represents and warrants that no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this





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Agreement.  The Buyers agree to indemnify and hold harmless the Sellers against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of CPLX or its Affiliates.

         8. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by international courier, addressed as follows, or to such other address of which the parties may have given notice:

           To the Buyers:       The Cerplex Group, Inc.
                                1383 Bell Avenue
                                Tustin, CA  92680 USA
                                Attn:  President, International Operations

           With a copy to:      Brobeck Hale and Dorr International
                                Veritas House
                                125 Finsbury Pavement
                                London EC2A 1NQ United Kingdom
                                Attn:  David M. Ayres

           To the Sellers:      Rank Xerox - The Document Company SA
                                7, rue Touzet Gaillard
                                93586 Saint Ouen Cedex, France
                                Attn: Director of Legal Services

           With a copy to:      Rank Xerox Limited
                                Parkway
                                Marlow, Buckinghamshire
                                SL7 1YL, United Kingdom
                                Attn: Director of Legal Services

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, or (b) two business days after being sent, if sent by international courier.

         9.      Miscellaneous.

                 9.01 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement and the rights and obligations of the parties hereunder may not be assigned without the prior written consent of the other parties hereto. Any assignment in contravention of this provision shall be void.

                 9.02     Entire Agreement; Amendments; Attachments.
This Agreement and the Contract of Warranty, and all Schedules and Exhibits hereto and thereto, and all agreements and instruments delivered by the parties simultaneously herewith and pursuant to the Contract of Warranty, represent the entire understanding and agreement between





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the parties hereto with respect to the subject matter hereof and supersede all prior oral and written commitments and understandings between such parties. This Agreement may be amended only by a written instrument executed by the Buyers and the Sellers. If the provisions of the Contract of Warranty or of any Schedule or Exhibit to this Agreement or to the Contract of Warranty are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

                 9.03     Severability.    Any provision of this Agreement
which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                 9.04 Expenses. Except as otherwise expressly provided herein, each of the parties will pay all of its own fees and expenses (including, without limitation, legal and accounting fees and expenses) in connection with the transactions contemplated hereby. In no event will any of the fees or expenses incurred in connection with this transaction by the Sellers or any of their Affiliates be billed to or paid by the Company after the Closing except as specifically accrued at Closing and set forth in the Provisional Balance Sheet.

                 9.05 Governing Law. This Agreement shall be governed by and construed in accordance with English law.

                 9.06 Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

                 9.07     Counterparts.    This Agreement may be executed in
one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

         This Agreement has been duly executed by the parties as of the date set forth above.


                                               THE CERPLEX GROUP, INC.


                                               By:  __________________________

                                               Title:  _______________________


                                               CERPLEX LIMITED


                                               By: ___________________________

                                               Title: ________________________





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
                                               RANK XEROX - THE DOCUMENT
                                               COMPANY SA


                                               By:  __________________________

                                               Title:  _______________________


                                               RANK XEROX LIMITED


                                               By:  __________________________

                                               Title:  _______________________





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